Exhibit 99.1

Safe and Green Development Corporation Announces $9.0 Million Private Placement

MIAMI, FL, October 16, 2025 (GLOBE NEWSWIRE) -- Safe and Green Development Corporation (NASDAQ: SGD) ("SGD" or the “Company”), a real estate development and environmental solutions company, today announced that it has entered into a securities purchase agreement for a private investment in public equity (“PIPE”) financing for gross proceeds to the Company of approximately $9.0 million, before deducting placement agent fees and offering expenses.

Pursuant to the terms of the securities purchase agreement, the Company is selling an aggregate of 360,000 shares of the Company’s Series B Non-Voting Convertible Preferred Stock (the “Preferred Stock”) convertible at $1.36 per share into 6,617,647 shares of common stock and common warrants (the “Warrants”) to purchase up to 6,617,647 shares of common stock exercisable at an exercise price of $1.36 per share. Each unit is being sold at a combined price of $25.00 for each share of Preferred Stock and accompanying warrant, which pricing was designed to be in accordance with the "Minimum Price" requirement as defined in the Nasdaq rules. The Warrants issued in the PIPE are not exercisable until the shareholders of the Company approve the terms of the Warrants and will expire two and one-half years following such approval.

Dawson James acted as the sole placement agent for the PIPE financing.

The PIPE financing is expected to close on or about October 17, 2025, subject to the satisfaction of customary closing conditions.

The conversion price of the Preferred Stock and the number of securities issuable under and the exercise price of the Warrants are subject to adjustment as described in more detail in the Company’s Current Report on Form 8-K to be filed with the SEC in connection with the offering. Pursuant to the terms of the securities purchase agreement with the investors, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants.

The Company intends to use a portion of the net proceeds from the PIPE financing to accelerate operational expansion at its Resource Group site in Myakka City, Florida, including to purchase additional processing equipment intended to increase material throughput and open new revenue channels within existing compost and organics handling activities. The Company also intends to apply a portion of the proceeds toward reducing certain debt obligations, for strategic investments and acquisitions and for working capital purposes, including supporting the scaling of Resource Group’s revenue-generating operations.

The unregistered shares of Preferred Stock and Warrants being sold in the PIPE financing described above will be offered and sold under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the shares of Preferred Stock and the Warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the shares of Preferred Stock, the Warrants and the shares of common stock underlying the Preferred Stock and the Warrants may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements. The securities were offered only to accredited investors.

About Safe and Green Development Corporation

Safe and Green Development Corporation is a real estate development and environmental solutions company. Formed in 2021, it focuses primarily on the direct acquisition and indirect investment in properties across the United States that are intended for future development into green single-family or multifamily housing projects. The Company wholly owns Resource Group US Holdings LLC, an environmental and logistics subsidiary operating a permitted 80+ acre organics processing facility in Florida. Resource processes source-separated green waste and is expanding into the production of sustainable, high-margin potting media and soil substrates through advanced milling technology. Its operations also include a logistics platform that provides transportation services across biomass, solid waste, and recyclable materials, supporting both in-house and third-party infrastructure needs.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. All statements other than statements of historical fact are or may be deemed to be forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates” and similar expressions and include statements regarding the closing of the PIPE financing, the Company’s intended use of the proceeds from the PIPE financing, accelerating operational expansion at the Resource Group site in Myakka City, Florida, increasing material throughput and opening new revenue channels within existing compost and organics handling activities.. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, and expected future developments, as well as other factors we believe are appropriate in the circumstances. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to accelerate operational expansion at its Resource Group site in Myakka City, Florida, the Company’s ability to reduce certain debt obligations and provide working capital to support the scaling of Resource Group’s revenue-generating operations, the Company’s ability to generate revenue and create shareholder value, the Company’s ability to obtain the capital necessary to fund its activities, the Company’s ability to monetize its real estate holdings and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and its subsequent filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

For Media and IR inquiries please contact:

info@sgdevco.com